FORM OF OPTION AWARD UNDER THE  2005 EQUITY COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS OF PRAXAIR, INC.

Praxair, Inc. and Subsidiaries
Exhibit 10.04a

FORM OF
OPTION AWARD

UNDER THE

2005 EQUITY COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS OF PRAXAIR, INC.

Option Award, made as of the ___ day of __________, 20__ (the “Grant Date”) by PRAXAIR, INC., a Delaware corporation, having an office at 39 Old Ridgebury Road, Danbury, Connecticut 06810-5113 (the “Corporation”).

W I T N E S S E T H:

The Corporation hereby grants to you, ___[name of grantee]___________________  , as of the Grant Date, a non-qualified stock option to purchase _________ shares of the common stock of the Corporation (par value of $.01 per share) at $________ per share upon the following terms and conditions:

1. Vesting. Except as otherwise provided in this Option Award and subject to the provisions of paragraph 3 herein, one-third of this option may be exercised only on or after ___________, an additional one-third on or after __________, and the remaining one-third on or after ______________. [alternate in the Committee’s discretion: this option may be exercised only on or after ____________ [must be at least three years from the Grant Date]]. This option may be exercised only in a whole number of shares. In the event that this option is not evenly divisible by three, the remaining amount shall be added to the last vesting period. Notwithstanding the foregoing, the entire option shall become immediately exercisable on the occurrence of either your death or a Change in Control.

2. Expiration. This option shall expire on the tenth anniversary of the Grant Date.

      3. Exercisability.

(a) This option shall be exercisable only by you while you are in active service as a Non-Employee Director of the Corporation (or by your transferee if this option has been duly transferred pursuant to paragraphs 4 and 5 herein) except that this option shall continue to be exercisable:

(i) at any time prior to its expiration date in the case of your Disability or Retirement; provided, however, that this option shall not become immediately exercisable upon your Disability or Retirement but shall become exercisable in accordance with paragraph 1; and provided further, that in the event of your Retirement prior to the first anniversary of the Grant Date, this option shall not be exercisable at all but shall be immediately forfeited.

(ii) during a three-year period commencing on the effective date of your resignation or termination of service as a Non-Employee Director of the Corporation, other than for cause; provided, however, that this option shall not become immediately exercisable upon your resignation or termination but shall become exercisable in accordance with paragraph 1 above; and provided further, that in the event of your resignation or termination of service effective prior to the first anniversary of the Grant Date, this option shall not be exercisable at all but shall be immediately forfeited.

(iii) during a three-year period commencing on the date of your death;
(iv) during a three-year period commencing on the effective date of your resignation or termination of service as a Non-Employee Director of the Corporation, other than for cause, within two years after a Change in Control, or

(v) otherwise as the Committee may determine, if the Committee decides that it is in the best interests of the Corporation to permit individual exceptions.

(b) In no event may this option be exercised on or after its expiration date.

4. Transferability. This option is not transferable other than;

(a) in the case of your death, pursuant to the beneficiary designation then on file with the Corporation, or, in the absence of such a beneficiary designation (or if the designated beneficiary has pre-deceased you), by will or the laws of descent and distribution (in which event, this option may be exercised by the executor or administrator of your estate or by your distributee(s) within the time limitations provided in paragraphs 1, 2 and 3 hereof and the Corporation, without liability to any other person, may rely on the directions of the executor or administrator of your estate with respect to the disposition or exercise of this option), or

(b) [inclusion of this subparagraph (b) is subject to Committee discretion] by you, without consideration and without further right of transfer other than pursuant to subparagraph (c) below, to;

(i) your spouse, children (including by adoption), stepchildren or grandchildren (“immediate family members”), or

(ii) a partnership in which such immediate family members are the only partners, or

(iii) a trust for the exclusive benefit of such immediate family members, or

(iv) such other persons or entities as the Committee may approve upon your request; or

(c) in the case of a transferee’s, beneficiary’s or distributee’s death, to his/her estate, in which case this option may be exercised only by the executor or administrator of such estate and shall not be subject to further transfer.

5. Operation of Option after Transfer. The provisions of this Option Award, including, without limitation, paragraphs 3 and 6(c) herein relating to you as the original grantee, shall apply to this option notwithstanding any transfer to a third party. Following transfer, this option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. The events of death, Disability, Retirement, resignation and termination of service as a Non-Employee Director as they may affect this option shall be in reference to you as the original grantee notwithstanding an earlier transfer of the option to another party. Following such events, this option shall be exercisable by the transferee only to the extent and for the periods specified in paragraphs 1, 2 and 3 herein.

6. Exercise of Option.

(a) Notice of Exercise. You (or, if transferred, your transferee) may exercise this option with respect to a part or all of the shares covered by the option and then exercisable by giving notice to the Corporation (or its designee) of the exercise of the option according to such procedures as may be communicated to you from time to time.

(b) Exercise Price Payment. The option price for the shares for which this option is exercised shall be paid by the exerciser within three (3) business days after the date of exercise, (i) in cash, (ii) in whole shares of common stock of the Corporation owned and held by the exerciser for at least six months prior to exercising the option, (iii) by having the Corporation withhold shares that would otherwise be delivered to the exerciser pursuant to the exercise of the option, or (iv) in a combination of cash and delivery of whole shares, or cash and the withholding of shares. The value of any share of common stock delivered or withheld in payment of the option price shall be its Market Price on the date the option is exercised. Notwithstanding the foregoing, the Corporation may refuse to allow payment by any method other than cash if the Corporation determines that allowing such payment would result in the imposition of variable accounting on the Corporation or violate any applicable law.

(c) Taxes. To enable the Corporation to meet any applicable federal, state, local or foreign withholding tax requirements arising as a result of the exercise of the option, you or your estate shall pay the Corporation the amount of tax to be withheld, if any, (i) in cash, (ii) in whole shares of common stock of the Corporation owned and held by you for at least six months prior to exercising the option, (iii) for exercises by you only, by having the Corporation withhold shares that would otherwise be delivered to you pursuant to the exercise of the option (but only to cover the minimum legally required tax withholding), or (iv) in a combination of cash and delivery of whole shares. Your (or your estate’s) election as to the means of tax payment must be made prior to the date used to determine the amount of tax to be withheld and, once made, shall be irrevocable. The value of any share of common stock so delivered or withheld shall be the Market Price on the date used to determine the amount of tax to be withheld. The Corporation reserves the right to disapprove an election to utilize any of the alternatives under subparagraphs (ii), (iii) and (iv) and to delay the completion of any exercise of this option until the applicable withholding taxes have been paid.

(d) Delivery of Shares. Upon the proper exercise of this option as provided in this Option Award and the Plan and payment of the exercise price and taxes as provided herein, the Corporation shall issue and deliver to the exerciser the number of shares of its common stock with respect to which the option was exercised. However, if this option is exercised after your death, then the Corporation shall have the right, in lieu of issuing and delivering shares of stock, of returning the option payment to the exerciser and paying to such person the amount by which the Market Price on the date of exercise exceeds the option price with respect to the number of shares for which the option was exercised.

7. Terms and Conditions. This option is awarded pursuant to the Plan and is subject to all of the terms and conditions of the Plan which terms and conditions shall control in the event of any conflict with this Option Award.

8. Adjustments. The Committee has discretion to make appropriate adjustments to this stock option in order to provide for effects of changes in the capital  structure of the Corporation by reason of any stock split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change or in the event of any special distribution to stockholders.

9. Applicable Law. This Option Award shall be interpreted and construed in accordance with the laws of the State of Connecticut and applicable federal law.

10. Definitions.

(a) “Change in Control” means a “Change in Control of the Company” as defined in the Plan.

(b) “Committee” means the Governance and Nominating Committee of the Board of Directors of the Corporation or any other Committee which such Board appoints to administer the Plan.

(c) “Corporation” means Praxair, Inc.

(d) “Disability” means your inability to engage in any substantial gainful activity because of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of twelve (12) months or longer.

(e) “Market Price” means the mean of the high and low prices of the common stock of the Corporation as reported in the New York Stock Exchange Composite Transactions on the specified date (or, if it was not traded on any such exchange on the specified date, on the next preceding day such stock was traded on a stock exchange included in the New York Stock Exchange--Composite Transactions).

(f) “Plan” means the 2005 Equity Compensation Plan for Non-Employee Directors of Praxair, Inc., as approved by the Corporation’s shareholders on April 26, 2005.

(g) “Retirement” means your reaching the Board’s mandatory retirement age or ceasing to serve as a Non-Employee Director at a later age with the approval of the Board.

11.  [Committee discretion to include, as a condition of the option grant, terms under which (i) the grant may be later forfeited, cancelled, rescinded, suspended, withheld or otherwise limited or restricted; or (ii) gains realized by the grantee in connection with a grant or a grant’s exercise may be recovered; provided that such conditions and their consequences are (A) clearly set forth in the grant agreement or other grant document; and (B) fully comply with applicable laws].

IN WITNESS WHEREOF, the Corporation has caused this instrument to be executed by its proper officer hereunto duly authorized, as of the day and year first hereinabove written.

Praxair, Inc.

By: ___________________________
[printed name]
Vice President, General Counsel & Secretary